Exhibit 99.1

Note 1

Mr. Robinson is the beneficial owner of 4,494,154 shares of Common Stock,  which includes 540,504 shares held directly and (A) 890,904  shares of Common Stock, which are receivable upon conversion  of 890,904 shares of Class A Stock, par value $.01 per share,  owned by Richard Robinson; also includes shares owned  by (B) the Trust under the Will of Maurice R. Robinson  (the “Maurice R. Robinson Trust”), as follows: (i) 1,683,092 shares  of Common Stock and (ii) 648,620 shares of Common Stock which  are receivable upon conversion of 648,620  shares of Class A Stock, par value $.01  per share; and (C) the Trust under the Will of Florence L.  Robinson (the “Florence L. Robinson Trust”), as follows: (i) 350,000  shares of Common Stock and (ii) 116,676 shares of Common Stock  which are receivable upon conversion of 116,676 shares of Class A Stock,  par value $.01 share. Richard Robinson is one of six trustees  of the Maurice R. Robinson Trust, and one of two trustees of  the Florence L. Robinson Trust, with shared voting and investment power  with respect to the shares of Common Stock and Class A Stock  owned by the two trusts, respectively. The shares of  Class A Stock are convertible into shares of Common Stock,  at any time at the option of the holder thereof, on a  share-for-share basis; Also includes (D) 47,886 shares of  Common Stock for which Mr. Robinson is custodian for his sons,  (E) 10,732 shares of Common Stock with respect to which Mr. Robinson  had voting rights at under the Scholastic 401(k) Savings and Retirement Plan  and (F) 100,000 shares held in the RR 2014 Trust.